Fuel Systems Solutions Reports Second Quarter 2010 Results

– Second Quarter 2010 Revenue $99.8 million, compared to $92.3 million a year ago –

– 2010 Narrows Outlook Range to $425-450 Million in Revenues, Operating Margin of 14-16% –

NEW YORK, N.Y., August 5, 2010 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended June 30, 2010.

Mariano Costamagna, Fuel Systems’ CEO, said, “Fuel Systems’ second quarter 2010 results exceeded our expectations as DOEM installation volumes in Italy found a new, healthy level in an unsubsidized environment. We achieved revenue of $99.8 million, up 8% from a year ago, and were able to keep gross margin to 26% by drawing on the flexibility inherent in our manufacturing model to align costs with demand. In our transportation business, we expanded our international exposure with our OEM and aftermarket channels. Also, our industrial business revenue increased 176% over last year’s second quarter and delivered significantly improved operating income.”

Matthew Beale, Fuel Systems’ President, CFO and Secretary, said, “During the second quarter we continued to develop sales channels in the transportation business and focused on bi-fuel OEM markets with attractive penetration rates. Our U.S. Automotive division continues to build its EPA certification with Chevy, GM and Ford vehicle platforms for commonly used fleet vehicles.”

“In addition, our industrial business is gaining traction heading into the second half of 2010 and returned solidly to operating profitability in the quarter, due to an improved capital spending environment in the mobile and stationary engine markets. We anticipate continued profitability improvements in this business for the remainder of the year,” Beale continued.

Second Quarter 2010 Financial Results

Revenue for the second quarter of 2010 increased 8.1% to $99.8 million from $92.3 million in the second quarter of 2009. Second quarter 2010 revenue was negatively impacted by approximately $5 million of foreign exchange. Year-over-year revenue growth primarily reflects an increase in the industrial business segment and the contribution of acquisitions made in 2009, partially offset by a lower level of revenue from DOEM installations after the expiration of the Italian government’s 2009 incentive program. Gross profit for the second quarter 2010 was $25.7 million, or 25.8% of revenue, compared to $28.6 million, or 31.0% of revenue a year ago, reflecting the reduction in DOEM volumes versus last year partially offset by improved margins in the industrial business. Operating income for the period totaled $9.3 million, or 9.3% of revenue, compared to $12.5 million, or 13.5% of revenue, in the second quarter of 2009, reflecting lower gross margin and greater R&D expenses than last year’s quarter as the Company invested in new technologies, partially offset by greater control over SG&A. Net income for the second quarter 2010 was $6.9 million, or $0.39 per diluted share, compared to $7.4 million, or $0.46 per diluted share in the second quarter 2009.

On segment basis, second quarter 2010 revenues from BRC Operations, primarily representing the Company’s transportation business, were $70.3 million, compared to $81.7 million in the same quarter a year ago, and revenues from IMPCO Operations, primarily representing the Company’s industrial business, increased a significant $18.8 million to $29.4 million from $10.6 million in the same quarter a year ago. BRC second quarter 2010 operating income was $7.2 million compared to $16.6 million in the same quarter a year ago; IMPCO second quarter 2010 operating income of $3.1 million reversed the operating loss of $1.8 million in the same period a year ago. A table presenting operating segment data can be found in the tables below.

Six Months Ended June 30, 2010 Financial Results

For the six-month period ended June 30, 2010, total revenue was $261.4 million compared to $172.4 million for the first half of 2009. Net income for the first half of 2010 was $34.9 million, or $1.98 per diluted share, compared to $14.5 million, or $0.90 per diluted share, for the first half of 2009.

Company Outlook

“We are now seeing increased levels of predictability in our markets and a stabilized post-incentive environment for DOEM installations in Italy. Given these factors, the marked improvement in the capital spending environment in our Industrial business, and the flexibility in our model to manage demand flows , we are narrowing our full year 2010 revenue expectation and slightly increasing our margin outlook.” concluded Beale.

Based on the current market outlook, the Company now expects full year 2010 revenue to be between $425 million and $450 million. The Company is targeting 2010 gross margin of 29% to 31% and 2010 operating margin of 14% to 16%.

Given greater visibility of natural demand levels for bi-fuel vehicles in Italy, the Company expects third and fourth quarter 2010 results to be roughly consistent with revenue, gross margin and operating margin levels experienced during the second quarter of 2010.

Conference Call

The Company will host a conference call today, August 5th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2010 financial results. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The pass code for the conference call will be 88398041. The call is also being webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight ET on August 9th by dialing 800-642-1687 or 706-645-9291 and entering pass code 88398041#. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2010, as well as its position in the market place, the success of products and the success and integration of recent acquisitions. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that we cannot integrate the acquired assets into our business promptly and efficiently, that the patents or certifications acquired are insufficient or not useable by us, that expected sales do not materialize, that changes in emissions regulations may not significantly increase demand for the Company's products, the global economic downturn may reduce customers' demand for new automobiles and/or our products, original equipment automobile manufacturers do not adopt the Company's fuel systems as expected, that expected sales not based on long-term contracts will materialize, that changes in emissions regulations will not significantly impact demand for the Company's products, that reduction in oil prices will reduce the demand for our products and that currency fluctuations will reduce our revenue or financial condition. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2009. The Company does not undertake to update or revise any of its forward-looking statements or guidance even if experience or future changes show that the indicated results or events will not be realized.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. The Company is composed of two operating subsidiaries: IMPCO Technologies and BRC. IMPCO Technologies is a leader in the heavy duty, industrial, power generation and stationary engines sectors. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:
Matthew Beale, President, CFO, & Secretary
Fuel Systems Solutions, Inc.
(646) 502-7170

Investor Relations Contacts:
Lippert / Heilshorn & Associates
Carolyn M. Capaccio
ccapaccio@lhai.com
Cathy Mattison
cmattison@lhai.com
(415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$106,357	$46,519
Accounts receivable, less allowance for doubtful accounts of $3,828 and $3,159 at June 30,
2010 and December 31, 2009, respectively	76,688	132,603
Inventories	77,529	90,367
Deferred tax assets, net	8,105	9,217
Other current assets	11,071	8,647
Related party receivables	2,499	2,915

Total current assets	282,249	290,268
Equipment and leasehold improvements, net	51,020	40,767
Goodwill, net	47,411	54,209
Deferred tax assets, net	324	107
Intangible assets, net	19,749	24,053
Investment in unconsolidated affiliates	—	4,058
Other assets	2,454	3,051
Related party receivables	946	599

Total Assets	$404,153	$417,112

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 57,689	$73,837
Accrued expenses	34,249	40,384
Income taxes payable	32,013	15,788
Current portion of term loans and other loans	4,414	7,240
Deferred tax liabilities, net	735	917
Related party payables	3,794	10,293

Total current liabilities	132,894	148,459
Term and other loans	8,745	12,167
Other liabilities	6,786	7,551
Deferred tax liabilities	4,816	5,707

Total Liabilities	153,241	173,884

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at
June 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 17,638,793 issued and 17,620,705 outstanding at June 30, 2010; and 17,625,812 issued and 17,610,321
outstanding at December 31, 2009	18	18
Additional paid-in capital	257,746	257,627
Shares held in treasury, 18,400 and 15,492 shares at June 30, 2010 and December 31, 2009,
respectively	(679)	(654)
Retained Earnings (Accumulated deficit)	5,425	(29,513)
Accumulated other comprehensive (loss) income	(14,883)	15,750

Total Fuel Systems Equity	247,627	243,228
Non-controlling interests	3,285	—
Total Equity	250,912	243,228

Total Liabilities and Equity	$404,153	$417,112

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

		Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009

Revenue	$99,775	$92,323	$ 261,426	$172,405
Cost of revenue	74,049	63,698	172,099	119,443

Gross profit	25,726	28,625	89,327	52,962
Operating expenses:
Research and development expense	4,979	3,303	9,415	6,214
Selling, general and administrative expense	11,482	12,843	25,961	22,911

Total operating expenses	16,461	16,146	35,376	29,125

Operating income	9,265	12,479	53,951	23,837
Other income (expense), net	(227)	836	717	1,552
Interest expense, net	(74)	(524)	(255)	(908)

Income before income taxes and equity share in income
of unconsolidated affiliates	8,964	12,791	54,413	24,481
Equity share in income of unconsolidated affiliates, net	—	193	—	306
Income tax expense	(1,849)	(5,589)	(19,080)	(10,322)

	7,115	7,395	35,333	14,465
income attributable to non-controlling interests	211	—	395	—

income attributable to Fuel Systems	$6,904	$7,395	$ 34,938	$14,465

income per share attributable to Fuel Systems:
Basic	$0.39	$0.46	$1.98	$0.90

Diluted	$0.39	$0.46	$1.98	$0.90

Number of shares used in per share calculation:
Basic	17,618,039	16,160,857	17,614,929	16,092,091

Diluted	17,671,064	16,223,095	17,675,790	16,159,752

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,

	2010	2009

Net income	$ 35,333	$ 14,465
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and other amortization	4,457	3,699
Amortization of intangibles arising from acquisitions	2,257	1,902
Provision for doubtful accounts	887	(171)
Provision for inventory reserve	1,254	2,658
Equity share in income of unconsolidated affiliates, net	—	(298)
Dividends from unconsolidated affiliates	—	196
Unrealized (gain) on foreign exchange transactions, net	(605)	(1,389)
Compensation expense related to stock option and restricted stock grants	95	101
Loss on disposal of assets	319	41
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	37,740	(18,495)
Decrease in inventories	3,884	3,872
(Increase) decrease in other current assets	(1,037)	301
Decrease in other assets	—	344
Decrease in accounts payable	(13,924)	(25,528)
Increase in income taxes payable	20,382	9,638
(Decrease) increase in accrued expenses	(1,947)	4,753
Receivables from/payables to related party, net	(547)	(3,172)
Decrease in deferred income taxes, net	(189)	(90)
Decrease in long-term liabilities	(431)	(338)

Net cash provided by (used in) operating activities	87,928	(7,511)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(11,440)	(6,706)
Acquisitions, net of cash acquired	—	(12,605)
Controlling interest in previously unconsolidated affiliate	1,044	—
Proceeds from sale of assets	218	35

Net cash used in investing activities	(10,178)	(19,276)
Cash flows from financing activities:
(Decrease) increase in revolving lines of credit, net	(2,650)	9,359
Payments on term loans and other loans	(1,513)	(3,967)
Proceeds from term loans and other loans	—	19,757
Proceeds from issuance of common stock, net of expenses of $2.3 million	—	27,713
Dividends issued by consolidated affiliates	(241)	—
Proceeds from excise of stock options	24	—
Proceeds (purchase) of common shares held in trust, net of proceeds	62	(28)
Payments of capital lease obligations	(159)	(202)

Net cash (used in) provided by financing activities	(4,477)	52,632

Net increase in cash and cash equivalents	73,273	25,845
Effect of exchange rate changes on cash	(13,435)	729

Net increase in cash and cash equivalents	59,838	26,574
Cash and cash equivalents at beginning of period	46,519	26,477

Cash and cash equivalents at end of period	$106,357	$ 53,051

FUEL SYSTEMS SOLUTIONS, INC.
FINANCIAL INFORMATION BY BUSINESS SEGMENTS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009

Revenue:
IMPCO Operations	$ 29,439	$10,656	$53,451	$29,094
BRC Operations	70,336	81,667	207,975	143,311

Total	$ 99,775	$92,323	$261,426	$172,405

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2010	2009	2010	2009

Operating Income (Loss):
IMPCO Operations	$3,148	$(1,826)	$3,651	$729
BRC Operations	7,194	16,637	52,893	27,390
Corporate Expenses	(1,077)	(2,332)	(2,593)	(4,282)

Total	$9,265	$12,479	$53,951	$23,837